Exhibit 16.1
November 10, 2021
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 5, 2021, to be filed by our former client, the Khosla Ventures Acquisition Co. II. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/S/ BDO USA, LLP